                                                                   Exhibit 10.30
                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                                        Under 17 C.F.R. Sections
                                                200.80(b)(4), 200.83 and 230.406



                                SUPPLY AGREEMENT



                  THIS SUPPLY AGREEMENT (this "Agreement") is entered into as of July 31, 1996 by and among LUCENT TECHNOLOGIES INC., a Delaware corporation, having a principal office at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920 and its affiliates ("Company"), AT&T Paradyne Corporation, a Delaware corporation, having a principal office at 8545 126th Avenue North, Largo, Florida 33773 and CAP Acquisition Corp., a Delaware corporation, having a principal office at 8545 126th Avenue North, Largo, Florida 33773 ("CAPCO"), collectively referred to herein as "Supplier".

1.       TERM

                  This Agreement shall become effective as of the date here of and shall continue in effect for a period of four (4) years. The amendment or termination of this Agreement shall not affect the obligations of either party to the other under then existing Orders issued pursuant to this Agreement, but such Orders shall continue in effect as though this Agreement had not expired or been terminated and was still in effect with respect to said Orders.

2.       ORDER

                  For the purpose of this Agreement, an "Order" shall mean Company's form of purchase order or contract used for the purpose of ordering Material. Each Order shall reference this Agreement, thereby incorporating in such Order the terms and conditions stated in this Agreement. In addition, orders from affiliates (excluding AT&T Corp. and NCR Corp. when purchasing as affiliates but not when purchasing as subcontractors) and subcontractors shall be considered Orders for purposes of the Volume/Price Letter as outlined in a letter agreement between Texas Pacific Group and Company dated the date of this Agreement ("Volume/Price Letter").

3.       MATERIAL

                  For the purpose of this Agreement, "Material" shall be defined as those services performed by Supplier for Company and those communications products that are identified by comcode numbers and described on Exhibit A to this Agreement ("Existing Products"); which attachment shall be continuously updated, to include Enhanced and New Products if such products satisfy the requirements of the clause ENHANCED AND NEW PRODUCTS.

4.       ENHANCED AND NEW PRODUCTS

                  For the purpose of this Agreement, "Enhanced Product" or "Enhanced Products" shall mean any product which results out of Company's desire to have Supplier redesign, modify, or enhance an Existing Product or family of Existing Products. For the purpose of this Agreement, "New Product" or "New Products" shall mean any product which is not an Enhanced Product or Existing Product but which is substantially similar to an of this Agreement, "New Product" or "New Products" shall mean any product which is not an Enhanced Product or

Existing Product but which is substantially similar to an Existing Product with respect to design and function and possesses reasonable performance improvements. If Company desires to purchase an Enhanced or New Product(s) from Supplier, Company shall so notify Supplier and provide Supplier the opportunity to manufacture such Enhanced or New Product(s), subject to the following conditions and procedures.

                  Supplier shall, within thirty (30) days from the date of Supplier's receipt of Company's notice, inform Company whether Supplier desires to manufacture and supply such Enhanced or New Product(s) to Company. If Supplier desires to manufacture and supply such Enhanced or New Product(s), Supplier shall provide Company (a) a written production plan demonstrating Supplier's ability to satisfy the Performance Requirement, as described in the next sentence, for such Enhanced or New Product(s) (such plan shall include production locations and proposed dates for prototypes, sample production and full production) and (b) Supplier's proposed Price for such Enhanced or New Product(s). "Performance Requirement" shall mean the Company's reasonably prescribed performance standards for Material, including, but not limited to, quality, compliance with Specifications, delivery and service support, each determined in the case of an Enhanced Product with reference to standards for an Existing Product or family of Existing Products.

                  The parties shall then negotiate in good faith to reach an agreement on such production plan's ability to satisfy the Performance Requirements and the Price to be charged for the Enhanced or New Product(s). In the event the parties agree on the production plan's satisfaction of the Performance Requirement and the Price for such Enhanced or New Product(s), and Supplier fulfills its obligations under the production plan (including the commencement of full production runs), then such Enhanced or New Product(s) will be added to Exhibit A for the purposes of this Agreement. All work performed by Supplier under this clause will be at Supplier's sole risk and expense, unless otherwise agreed to by the parties.

                  If despite good faith negotiations the parties fail to agree
(i) that the Enhanced or New Product(s) production plan satisfies the Performance Requirement or (ii) on a Price for the Enhanced or New Product(s), the parties agree to resolve the dispute through mediation as set forth in the Clause MEDIATION. In the event that as a result of such mediation, if necessary, the production plan is deemed to not satisfy the Performance Requirement, or the product plan slips the Company may purchase the Enhanced or New Product(s) from another source or sources and, the Volume/Price levels as outlined in the ("Volume/Price Letter") shall be adjusted to reflect the dollar amount purchased by Company from the other source or sources.

                  If the Supplier desires not to make available for order by Company any Enhanced or New Product, the Company may purchase the Enhanced or New Product(s) from another source or sources and, the Volume/Price levels as outlined in the Volume Price Letter shall be adjusted to reflect the dollar amount purchased by Company from the other source or sources.

5.       MATERIAL PURCHASE

                  During the term of this Agreement, Company shall purchase and Supplier shall sell Material to Company in accordance with the terms and conditions set forth in this Agreement and the Exhibits shown which are hereby made a part of this Agreement.

                  In the event the terms and conditions of the Exhibits shown above conflict with the terms and conditions of the Agreement, the terms and conditions of this Agreement shall prevail.

6.       PRICE

                  For the purposes of this Agreement, the "Price" for Material shall mean [***] and shall be as set forth on Exhibit A which attachment shall be revised from time to time as provided in this Agreement. Supplier agrees to accept Orders directly from any of Company's subcontractors as designated by Company and extend to Company's subcontractors the Prices set forth for Material.

7.       BEST PRICE

                  Supplier's Prices to Company for Material contained herein with applicable discounts and with any increases permitted hereunder, shall be [***]. If Supplier at any time [***], Supplier shall [***]. For purposes of determining if Supplier's prices are Best Prices, within the meaning of this paragraph only. Supplier's Prices shall [***].

8.       MARKET RIGHTS

                  Company has selected Supplier as a preferred supplier for the Material described in Exhibit A during the four (4) year term of this Agreement. "Preferred Supplier" means that Company will use commercially reasonable efforts to purchase Material from Supplier over equivalent (i.e., price, functionality or performance) material offered by another supplier pursuant to the terms and conditions of this Agreement. Except for the Preferred Supplier status described in the foregoing sentence, it is expressly understood and agreed that this Agreement neither grants to Supplier an exclusive right or privilege to manufacture, repair, or source all Material of the type described in this Agreement, nor requires the purchase of any manufactured, repaired, or sourced Material from Supplier by Company. It is, therefore, understood that Company may contract with other manufacturers and suppliers for the manufacture or repair of Material and other products.

9.       BENCHMARKING

                  On a semi-annual basis, or "as needed" by either party, Supplier and Company shall undertake to benchmark price, quality, product functionality, and service performance of the Material


-------------------
* Confidential Treatment Requested
offered by Supplier here under. The Material benchmarked shall be the comcodes that comprise [***] purchased by Company. Supplier and Company shall review such benchmark information and Supplier shall develop a plan of action for improving Material Price, quality, product functionality, and service performance if such benchmark information indicates improvements are needed when compared to the then existing standards of the industry of comparable Price, quality, product functionality and service. Should Supplier fail to introduce improvements that assure Company that Material is meeting or exceeding competitive benchmarks with respect to: (1) Material Price within ten (10) days of such review, and (2) for Material quality, product functionality, or service performance within ninety
(90) days of such review (with Supplier to provide a plan for introducing such improvements within the first thirty (30) days of such review) then Company shall have the right to competitively quote such Material in the marketplace. Company will give Supplier a thirty (30) day prior written notice of an intent to place business with any other supplier and provide Supplier that thirty (30) day period to match or beat such other offer received by Company. If Supplier matches or beats such other offer, Company agrees to continue to place Orders with Supplier at the new Price, quality, product functionality, and service levels subject to the terms and conditions of this Agreement. If Supplier does not match or beat Company's offer, Company may elect to purchase Material from another source and the Volume/Price levels set forth in the Volume Price Letter shall be adjusted to reflect the dollar amount purchased by Company from the other source or sources.

                  In the event of a dispute with respect to the approach, procedures or results of the benchmarking, the parties agree to promptly retain an independent, nonaffiliated consultant experienced in the industry to provide an objective assessment of the issue(s) in dispute. The determination of the consultant shall be final and binding.

10.      PAYMENT TERMS

                  Except as otherwise provided in an individual Order issued hereunder, net thirty (30) days from the later of the date of shipment of Material to Company or receipt of the invoice therefor by Company.

11.      TRANSPORTATION TERMS

                  FOB Origin, unless both parties mutually agree otherwise.

12.      FLEXIBLE DELIVERY ARRANGEMENTS

                  During the term of this Agreement, Company may give written notice to Supplier requesting that Supplier implement "Demand Pull", "Pull Replenishment", "Consignment", and/or some other form of flexible delivery arrangement for one or more types of Material. Upon mutual agreement between Company and Supplier, Company shall have the right to implement such flexible delivery arrangements by providing written notice to Supplier at least thirty
(30) days prior to the agreed upon implementation date. Such notice shall specify the particular Company facility which will be covered by such flexible delivery arrangement, the Material covered by such flexible delivery arrangement and the agreed upon implementation date. The proposed terms and


-------------------
* Confidential Treatment Requested
conditions of Company's Demand Pull, Pull Replenishment, and Consignment arrangements are set forth on Exhibits B, C and D of this Agreement.

13.      FLEXIBLE ORDERING AND PAYMENT ARRANGEMENTS

                  During the term of this Agreement, Company may give written notice to Supplier requesting that Supplier implement Electronic Data Interchange ("EDI") ordering and payment arrangements for one or more types of Material. Upon mutual agreement between Company and Supplier, Company shall have the right to implement such ordering and payment arrangements by providing written notice to Supplier at least thirty (30) days prior to the implementation date. Such notice shall specify the particular Company facility which will be covered by such ordering and payment arrangement, the Material covered by such ordering and payment arrangement and the requested implementation date. The parties acknowledge and agree that the implementation of an EDI program will entail the cooperation of both parties and that such parties will work in good faith to implement such program as soon as practicable. The proposed terms and conditions of the applicable ordering and payment arrangement are set forth on Exhibit E of this Agreement.

14.      SPECIFICATIONS OR DRAWINGS

                  All technical, functional, and safety specifications, designs, drawings, schematics, test procedures, and packaging, packing, and container marking specifications (collectively "Specifications"), as mutually agreed upon by the parties are hereby made a part of this Agreement. Specifications may be modified from time to time with agreement of the parties and the parties shall promptly endeavor to mutually agree to equitable adjustments to the Price and/or delivery schedules resulting from any such modifications. Supplier shall manufacture Material in accordance with Specifications, so that Material conforms to such Specifications.

                  Company's ownership, design, inspection, and/or approval of Material shall in no way limit Supplier's responsibility for its obligations under this or any other part of this Agreement.

15.      MANUFACTURE DISCONTINUED

                  Supplier shall provide Company at least one (1) year prior written notice that any Material covered by this Agreement is recommended as a candidate to be manufacture discontinued by Supplier. Company shall, within sixty (60) days after receipt of Supplier's written notice, provide Supplier a written response indicating Company's approval or disapproval of the manufacture discontinued status of such Material based upon such Material's impact on the Company's business, including but not limited to the Company's obligations to its customers.

                  If Company does not approve of the Material being manufacture discontinued, the parties shall negotiate in good faith to determine the final disposition of such Material.

                  If the parties agree that Material shall become manufacture discontinued, Supplier shall accept Company's Orders for such manufacture discontinued Material under the terms and conditions of this Agreement for one
(1) year from the Supplier's notification date of manufacture discontinued status. Once the manufacture discontinued Material is no longer available to order by Company, Supplier agrees that the Volume/Price levels set forth in the Volume/Price Letter shall be adjusted to reflect the dollar amount that can no longer be purchased by Company.

16.      PROCESS CERTIFICATION

                  In regard to Supplier's manufacturing processes, Company reserves the right to perform periodic quality surveys and evaluations including, but not limited to, analysis of manufacturing or assembly position procedures, equipment calibration, and operator performance, as well as evaluation of quality control/quality assurance and data collection and analysis procedures.

                  Supplier shall conduct appropriate incoming inspection of components in accordance with its standard practices. Such practices may be modified from time to time to address specific conditions as requested by Company after any increases or decreases to Price resulting from such modifications have been mutually agreed upon.

17.      COMPANY ACCEPTANCE AND QUALIFICATION TESTS

                  Prior to Supplier initiating volume manufacture of Material at any new facility, Company shall have the right to conduct acceptance or qualification tests of manufactured Material and associated piece parts and processes, including but not limited to technical acceptance tests to ensure conformance to Company's specifications.

18.      RIGHT OF ENTRY AND PLANT RULES

                  Each party shall have the right upon reasonable notice to enter the premises of the other party during normal business hours with respect to the performance of this Agreement, subject to all plant rules and regulations, security regulations and procedures and U.S. Government clearance requirements if applicable.

19.      ATTENDANCE AT SUPPLIER'S PLANT

                  Company reserves the right to place, at any time, with reasonable prior notice one or more personnel in Supplier's facility to carry out the inspection and acceptance tests, process certification, and other functions Company may deem reasonably necessary ("Inspection Representatives").

                  The salaries of said personnel, as well as their travel and living expenses, shall be [***]. Supplier agrees to furnish said personnel with reasonable working facilities, as necessary, to perform their work and, if needed, provide office space and support services as required. Supplier will make suitable arrangements so that said personnel will have access to the areas where Material is manufactured, tested, stored and shipped. Personnel authorized in writing by Company shall be empowered to reject the Material to be delivered to Company in the event that such Material fails to meet required Specifications and/or acceptance tests.

-------------------
*Confidential Treatment Requested

20.      SHIPPING AND BILLING

                  For shipments against an Order placed pursuant to this Agreement Supplier shall: (1) ship such Order complete unless instructed otherwise; (2) ship to the destination designated in the Order; (3) ship according to routing instructions given by Company; (4) place the Order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and when more than one package is shipped, identify the package containing the memorandum; (6) mark the Order number on all packages and shipping papers; (7) render invoices in duplicate or as otherwise specified, showing the Order number, (8) render invoices for shipments, (9) render invoice containing carrier name, waybill number and date of shipment; and (10) mail invoices, bills, and notices to the address shown in the Order. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used. Adequate protective packaging shall be furnished at no additional charge. Shipping and routing instructions may be altered as mutually agreed without a writing. [***] permitted [***].

21.      MARKING

                  All Material furnished under this Agreement shall be marked for identification purposes in accordance with the Specifications set forth in this Agreement and at a minimum as follows:

                  (a)      Supplier model/serial number; and

                  (b)      Month and year of manufacture.

                  In addition, Supplier agrees to add any other identification which might be reasonably requested by Company such as but not limited to distinctive marks conforming to Company's Serialization Plan or to Company's Bar-coding Plan after charges, if any, for such additional identification marking have been agreed upon by Supplier and Company.

22.      SUPPLIER INTERVAL

                  For the purpose of this Agreement, "Lead Time" or "Supplier Interval" shall mean the period of time expressed in days commencing on the date an Order for Material is placed with Supplier by Company and ending upon delivery of such Material to Company's point of destination.

                  If, during the course of this Agreement, Supplier determines that it will no longer be able to deliver Material within the then existing Lead Times, Supplier shall immediately notify Company's Buyer to that effect. Supplier is encouraged to quote reduced Lead Times when responding to Orders placed under this Agreement if required to meet Company's requested delivery date.

-------------------
*Confidential Treatment Requested

23.      TAXES AND INSURANCE PAYMENTS

                  All [***], and [***] will be paid by [***]. The parties agree that the charges stated herein include [***] and will not be changed hereafter as a result of [***], [***] shall indemnify and hold [***] harmless from any loss which [***] may incur as a result of [***] failure to make tax or insurance payments.

24.      TITLE AND RISK OF LOSS

                  Title and risk of loss and damage to Material purchased by Company under this Agreement shall vest in Company when the Material has been delivered to the FOB point.

25.      VARIATION IN QUANTITY

                  Company assumes no liability for Material produced, processed or shipped in excess of the amount specified in this Agreement or any Order.

26.      UTILIZATION OF MINORITY AND WOMEN OWNED BUSINESS ENTERPRISES

                  It is Company's policy that Minority and Women-Owned Business Enterprise ("MWBEs") shall have the maximum practicable opportunity to participate in the performance of contracts. Supplier agrees to use its good faith efforts to award subcontracts to carry out this policy to the fullest extent consistent with the efficient performance of this Agreement. Supplier agrees to conduct a program which will enable MWBEs to be considered fairly as subcontractors and suppliers under this Agreement. Supplier shall submit to Company periodic reports of subcontracting with known MWBEs in such manner and at such time (not more than quarterly) as Company's representative may prescribe. Such periodic report shall state separately for Minority and Women Owned Businesses the subcontracted work which is attributable to Company. In instances where direct correlation cannot be determined, such MWBE payments may be established by Supplier comparing Company's payments to Supplier, in that period, to total payments to Supplier from all of its customers, in that period, and then arriving at Company's apportionment of such MWBE payments. Nothing in this clause shall affect or diminish the Supplier's obligations as set forth in the assignment and subcontracting provisions or any other provision of this Agreement. Supplier's record of compliance with the provisions of this clause will be a factor Company will consider favorably in making procurement decisions about future business with Supplier.

27.      RECORDS

                  Supplier shall identify all records associated with this Agreement and maintain accurate and complete records including charges payable by Company under this Agreement. These records shall be maintained in accordance with recognized commercial accounting practices and shall be readily available to review and audit by Company.

----------------------
* Confidential Treatment Requested

28.      REPORTS

                  Supplier agrees to maintain the following auditable Order and shipment reports and provide copies to Company on or before the fifth working day of each month:

                  (1) Order and shipment reports for each shipment, including Bill of Lading information, if applicable.

                  (2) At the request of Company, monthly summaries of actual shipping intervals achieved on Material ordered and manufactured hereunder, identifying the number of units and such other information as Company may reasonably request, consistent with Supplier's current practices.

                  Supplier further agrees to maintain and render quality and yield data of the type and frequency reasonably specified by Company to assure proper control of Material quality and reliability. This data may include such items as in-process daily yields, quality control, and quality assurance daily records. Supplier shall furnish and render additional reports as may be reasonably requested by Company.

29.      FORECASTS BY COMPANY

                  The parties acknowledge and agree that the implementation of an improved forecasting process is important to both parties. The parties agree to cooperate and will work in good faith to implement such program as soon as reasonably practicable.

30.      SERVICE

                  Company shall have the right to monitor the delivery performance of Supplier via special performance reports. Delivery for such purposes shall mean arrival at the final destination specified in the Order. Company's goal is that Supplier will strive to achieve or exceed an Average Percent Received By Lead Time and an Average Percent Received To Required Date (Past And Current) of [***] of the Orders. "Average Percent Received by Lead Time" shall mean the required percentage of Material (based in units) delivered within the applicable lead time for such Material, which percentage will be calculated monthly. "Average Percent Received to Required Date (Past and Current)" shall mean the required percentage of Material (based in units) delivered on the date such Material was requested to be delivered by the Company, which percentage shall be calculated monthly.

                  Supplier is expected to make every effort to deliver Material in accordance with Company's required delivery schedule as contained in Company's Orders, and as the delivery schedule may be subsequently modified by Company. Supplier will promptly notify Company of its "Acknowledged Delivery Schedule", the schedule by which Supplier can deliver Material requested by Company. Supplier is also expected to communicate to Company any foreseeable change to Supplier's Acknowledged Delivery Schedule. Supplier's compliance with the foregoing

-------------------
*Confidential Treatment Requested
expectations will not relieve Supplier of the minimum service requirements established in the preceding paragraph.

                  If Supplier advises Company that it will be unable to meet its Acknowledged Delivery Schedule, and Company elects to call for expedited shipment, Supplier will be required to pay the difference in cost between the method of shipping specified in the Order and the actual cost incurred for expedited shipment.

31.      OZONE DEPLETING CHEMICALS

                  Supplier hereby warrants that it is aware of international agreements and pending legislation in several nations, including the United States, which would limit, ban, and/or tax importation of any product containing, or produced using, ozone depleting chemicals ("ODCs"), including chlorofluorocarbons, halons, and certain chlorinated solvents. Supplier hereby warrants that manufactured and/or repaired Material will conform to applicable requirements established pursuant to such agreements, legislation, or regulations, and that manufactured and repaired Material will be able to be imported into and used lawfully in (and without additional taxes associated with ODCs not reported to Company by Supplier as set forth in this clause) the United States and other countries designated by Company, under all such agreements, legislation, and regulations. Supplier also warrants that it is currently reducing, and is currently using good faith efforts to cause all of its parts and component manufacturing vendors to reduce, in an expeditious manner, eliminate and cause its parts and component manufacturing vendors to eliminate, the use of ODCs in the manufacture and repair of Material and all of its parts and components.

                  Supplier shall, upon execution of this Agreement, and at any time that New Products or Enhanced Products are ordered under this Agreement or changes are made to Material manufactured and/or repaired under this Agreement, complete, sign, and return to Company an ODC Content Certification, in the form requested by Company. The ODC Content Certification must be signed by Supplier's facility manager, corporate officer, or delegate.

                  The term "ODC content" on the ODC Content Certification means the total pounds of ODC used directly in the manufacture and/or repair of each unit of Material. This includes all ODCs Supplier uses in its manufacturing, assembly, and repair operations. Supplier will use good faith efforts to include all ODC information, used by Supplier's vendors and any other vendors in producing parts, components, or other products incorporated into Material.

                  Supplier warrants to Company that all information furnished by Supplier on each ODC Content Certification will be complete and accurate and that Company may rely on such information for any purpose, including but not limited to providing reports to government agencies or otherwise complying with applicable laws. Supplier agrees to defend, indemnify, and hold Company harmless of and from any claims, demands, suits, judgments, liabilities, costs, and expenses (including additional ODC taxes and reasonable attorney's fees) which Company may incur under any applicable federal, state, or local laws or international agreements, and any and all amendments thereto, by reason of Company's use of or reliance on inaccurate or incomplete information furnished to Company by Supplier on any ODC Content Certification or by reason of Supplier's breach of this clause.

                  Supplier agrees to cooperate with Company in responding to any inquiry concerning the use of ODCs to manufacture and/or repair Material or components thereof and to execute without additional charge any documents reasonably required to certify the absence or quantity of ODCs used to manufacture and/or repair Material or components thereof.

32.      COMPLIANCE WITH ENVIRONMENTAL/HEALTH AND SAFETY/TRANSPORTATION LAWS

                  Supplier agrees to comply with applicable country or state environmental, health and safety, and transportation laws and regulations including but not limited to applicable United States environmental, health and safety, and transportation laws and regulations. Supplier agrees to indemnify and hold Company harmless from any loss or damage that may be sustained by Company by reason of Supplier's failure to comply with this clause.

33.      OZONE DEPLETING SUBSTANCES LABELING

                  Supplier warrants and certifies that all products, including packaging and packaging components, provided to Company under this Agreement will be accurately labeled, in accordance with the requirements of 40 CFR Part 82, entitled "Protection of Stratospheric Ozone, Subpart E -- The Labeling of Products Using Ozone Depleting Substances."

                  Supplier agrees to indemnify, defend, and save harmless Company, its officers, directors, and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorney's fees) that may be sustained by Company by reason of Supplier's noncompliance with such applicable law or the terms of this warranty and certification.

34.      CFC PACKAGING

                  Supplier warrants that all packaging materials furnished under this Agreement and all packaging associated with Material furnished under this Agreement will not have been manufactured using and will not contain chlorofluorocarbons. "Packaging" means all bags, wrappings, boxes, cartons, and any other packing materials used for packaging. Supplier shall indemnify and hold Company harmless for any liability, fine, or penalty incurred by Company to any third party or governmental agency arising out of Company's good faith reliance upon said warranty.

35.      HEAVY METALS IN PACKAGING

                  Supplier warrants to Company that no lead, cadmium, mercury, or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury, and hexavalent chromium in the packaging or packaging component provided to Company under this Agreement will not exceed one hundred (100) parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause. Supplier shall indemnify and hold Company harmless for any liability, fine, or penalty incurred by Company to any third party or governmental agency arising out of Company's good faith reliance upon said warranties or any Certificates Compliance.

36.      INDEMNITY AND INFRINGEMENT

                  All Work performed by Supplier under this Agreement shall be performed by Supplier as an independent contractor and not as an agent of Company. All persons furnished by Supplier shall be considered solely Supplier's Employees or agents, and Supplier shall be responsible for compliance with all applicable laws, rules, and regulations relating to labor, working conditions, wages, and payment of all unemployment, social security, and other payroll taxes, including contributions when required by law.

                  Supplier agrees to indemnify and save harmless Company, its affiliates and its customers and their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as "Company") from and against any losses, damages, claims, demands, suits, liabilities, and expenses (including reasonable attorneys' fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the Material, or the performance of Work or Services performed by Supplier or persons furnished by Supplier; (2) assertions under Workers' Compensation or similar acts made by persons furnished by Supplier or by any subcontractor or by reason of any injuries to such persons for which Company would be responsible under Workers' Compensation or similar acts if the persons were employed by Company; (3) any failure by Supplier to perform Supplier's obligations under this Indemnity and Infringement Section; and/or (4) any infringement or claim of infringement of any patent, trademark, copyright, trade secret, or other intellectual property right of third parties based on the manufacture, repair, sale, use, importation, reproduction and/or distribution of Material furnished to Company hereunder, and/or any part, component, feature or design of such Material, except that this infringement indemnity shall not apply to the extent that such claims or infringements arise solely and directly from Company supplied parts or components, or from Supplier's required adherence to Company's written instructions or Specifications which are so specified that such adherence directly causes such claims or infringement and which instructions or Specifications require the use of Material other than (i) commercial material which is available on the open market or the same as such Material or (ii) Material of Supplier's origin, design or selection.

                  In the case of the infringement indemnity, if Company's or its customers' manufacture, repair, use, sale, importation, reproduction and/or distribution of Material is restricted or prevented by injunction, court order or negotiated settlement on account of such infringement, Supplier shall, at its expense: (i) procure for Company and Company's customers the right to continue manufacturing, using, selling, importing, reproducing and/or distributing such Material; or (ii) replace such Material with a noninfringing product substantially complying with such Material's Specifications and satisfactory to Company; or (iii) modify such Material so it becomes noninfringing and performs in a substantially similar manner to the original Material and satisfactory to Company; or (iv) in the event of inability to reasonably perform any of the foregoing, refund to Company the purchase price for affected Material. All payments refunded pursuant to the foregoing provision would continue to be counted toward the Company's revenue commitment as set forth in the Volume/Price Letter.

                  Supplier agrees to defend Company, at Company's request, against any of the referenced claims, demands, or suits at Supplier's expense. Company agrees to notify Supplier within a reasonable time of any written claims or demands against Company for which Supplier is responsible under this Clause.

37.      TECHNICAL SUPPORT

                  Ongoing technical support via telephone to Company or Company's customers will be [***] and shall include but not be limited to the following: (a) answering technical questions, (b) explaining proper operation procedures for Material, (c) providing up-to-date information on the status of Material returned to Supplier for repair, and (d) quoting and explaining any repair or replacement charges for Material.

38.      LATE DELIVERY / LIQUIDATED DAMAGES AND CANCELLATIONS

                  Supplier agrees that in the event that Company is able to provide to Supplier demonstrable evidence that any delay by Supplier in delivering any Material committed to by Supplier under any Order caused the loss of a contract of Company or caused Company to obtain substitute material from a third party in order to fulfill the contract, then Company shall [***] set forth in the Volume/Price Letter for the applicable period.

                  These provisions concerning late delivery of conforming Material are intended to be and shall be cumulative and in addition to every other remedy now or hereafter possessed by Company, including but not limited to its right to recover damages under the clause entitled WARRANTY.

39.      AUDIT

                  Supplier shall maintain accurate and complete records including termination charges payable by Company under this Agreement. These records shall be maintained in accordance with recognized commercial accounting practices so they may be readily audited and shall be held until costs have been finally determined under this Agreement and payment or final adjustment of payment, as the case may be, has been made. Supplier shall permit Company or Company's Representative to examine and audit these records and all supporting records at all reasonable times. Audits shall be made not later than one (1) calendar year after the final delivery date of Material ordered or completion of services rendered or one (1) calendar year after the expiration date of this Agreement, whichever comes later. In addition, Supplier shall permit a third party audit of its sales records to determine compliance with the Volume/Price Letter.

-------------------
*Confidential Treatment Requested

40.      CLAUSE HEADINGS

                  The headings of the clauses in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

41.      DEFAULT

                  In the event Supplier shall be in breach or default of any of the material terms, conditions, or covenants of this Agreement and if such breach or default shall continue for a period of forty-five (45) days after the giving of written notice to Supplier thereof by Company that Company intends to cancel because of such default, then, in addition to all other rights and remedies which Company may have at law or equity or otherwise, Company shall have the right to cancel this Agreement and/or Orders without any charge or obligation or liability of Company, including the right to make appropriate adjustments to the Volume/Price Levels set forth in the Volume/Price Letter.

42.      TERMINATION OF ORDER FOR CAUSE

                  In the event Supplier exceeds the shipping interval, plus five
(5) working days as specified in an Order issued hereunder because of reasons attributable to Supplier (other than those contained in the FORCE MAJEURE Section of this Agreement), then in addition to all other rights and remedies of law or equity or otherwise and without liability or obligation to Supplier, Company shall have the right to: [***].

43.      TERMINATION OF ORDER WITHOUT CAUSE

                  Company may at any time terminate without cause any or all Orders placed by it hereunder. Unless otherwise specified herein, Company's liability to Supplier with respect to such terminated Order or Orders shall be limited to [***]. However, no such termination charges will be invoiced, if within sixty (60) days of notice of termination, manufactured or repaired Material equivalent in volume to that being terminated is ordered by Company. If requested, Supplier agrees to substantiate such costs with proof satisfactory to Company.

                  Supplier shall use its best efforts to cancel, stop, return, or otherwise dispose of all Supplier sourced parts not used in manufacture or repair of Material. Upon request, Supplier shall identify its parts suppliers and cancellation terms, and shall permit and assist Company in discussions concerning cancellation charges with such parts suppliers.

44.      EMERGENCY BACKUP PLAN

                  Supplier will furnish to Company for Company's approval, within sixty (60) days of execution of this Agreement a written plan of action (an "Emergency Backup Plan") that covers Supplier's plans on how it will continue to perform its obligations under this Agreement in case of an unforeseen catastrophe, including a force majeure condition, or any other condition in which Supplier will be unable to produce and ship Material for four
(4) consecutive weeks. The

-------------------
*Confidential Treatment Requested

Emergency Backup Plan will identify Supplier's secondary manufacturing location(s) and include the estimated time for the implementation of such Emergency Backup Plan and production of Material.

                  The Emergency Backup Plan shall provide, among other things, that in the event of any unforeseen catastrophe, including a force majeure condition, or any other condition in which Supplier will be unable to produce and ship acceptable Material for four (4) consecutive weeks, Supplier shall use its reasonable best efforts to (a) manufacture and ship the Material from one or more of its other manufacturing facilities to meet Company's requirements for Material; (b) commence shipments of Material to Company from such secondary manufacturing facilities no later than thirty (30) days after the commencement of the unforeseen catastrophe or other condition; and (c) achieve the following levels of shipments from such secondary manufacturing facilities: (i) a minimum of forty (40) percent of Company's then current forecast after thirty (30) days of the commencement of the unforeseen catastrophe or any other condition; (ii) a minimum of sixty (60) percent of Company's then current forecast after forty-five (45) days of the commencement of the unforeseen catastrophe or any other condition; and (iii) one hundred (100) percent of Company's then current forecast after sixty (60) days from the commencement of the unforeseen catastrophe or any other condition.

45.      EXPORT CONTROL

                  Supplier acknowledges that any software and technical information (hereinafter referred to as "technology"), including but not limited to services and training, provided under this Agreement may in fact be subject to United States export laws and regulations, and may require the prior written approval of the U.S. Department of Commerce for export or reexport. Supplier further acknowledges that it has the responsibility for obtaining such approval, and will, in fact, do so prior to exportation.

                  Supplier and Company agree that they will not, without the prior written approval of the U.S. Department of Commerce, transfer or release (directly or indirectly) any unpublished technology, written, oral, or otherwise, acquired from Lucent Technologies Inc. or Supplier (as applicable), or any direct product of such technology (including processes, materials, and services) to any country listed below, or to any resident or national of such country, or to any party listed on the U.S. Table of Denial Orders or any other blocked or denied parties list published by the U.S. Government:

                  Albania, Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, Cuba, Estonia, Georgia, Iran, Iraq, Kazakhstan, Krygystan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, People's Republic of China, Romania, Russia, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Vietnam, and the Bosnian-Serb controlled areas of Bosnia/Herzegovina.

                  It is understood that this restriction does not apply to technology (1) that has been made generally available to the public in any form including technology released orally or visually in public conferences, lectures and trade shows; (2) in publications that may be obtained without cost or at minimal cost, or are readily available in public libraries; and, (3) which can not be used or adapted for use in design, manufacture, production, utilization or reconstruction of articles or materials.

46.      NOTICES

                  Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing addressed to the respective parties as stated in the applicable Order. Notices shall deemed to have been given or made when sent by telegram, telex, confirmed facsimile, certified or registered mail. Addresses may be changed at any time by giving prior written notice.

47.      INSURANCE

                  Supplier shall maintain and cause Supplier's subcontractors performing work for Company in connection with this Agreement to maintain during the term of this Agreement: (1) Workers Compensation insurance as prescribed by the law of the state or nation in which the Work is performed, (2) employer's liability insurance with limits of at least [***] each occurrence, and (3) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least [***] for bodily injury and property damage for each occurrence and (4) Comprehensive General Liability ("CGL") insurance, including Blanket Contractual Liability, and Broad Form Property damage, with limits of at least [***] combined single limit for personal injury and property damage for each occurrence, and (5) if the furnishing to Company (by sale or otherwise) of products or Material is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of [***] for each occurrence. All CGL insurance shall designate LUCENT TECHNOLOGIES INC., its assigns, affiliates, and their officers, directors and employees (all hereinafter referred to in this clause as "Company") as an additional insured.

                  Supplier agrees that Supplier, Supplier's insurer(s) and anyone claiming by, through, under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance. Supplier and Supplier's applicable subcontractors performing work for Company shall furnish prior to the start of work certificates or adequate proof of the foregoing insurance including, if specifically requested by Company, copies or endorsements and insurance policies. Company shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy.

48.      SEVERABILITY

                  If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or

-------------------
*Confidential Treatment Requested
unenforceable provision or provisions, and the rights and obligations of Supplier and Company shall be construed and enforced accordingly.

49.      WAIVER

                  The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

50.      SUPPLIER'S INFORMATION

                  Except as otherwise provided for in a Nondisclosure Agreement, no Specifications, drawings, sketches, models, samples, tools, computer or other apparatus programs, technical or business information, or data, written, oral, or otherwise, furnished by Supplier to Company under this Agreement or any Order, or in contemplation of this Agreement shall be considered by Supplier to be confidential or proprietary.

51.      USE OF INFORMATION

                  Any Developed Information, Specifications, drawings, sketches, models, samples, tools, computer or other apparatus programs, technical or business information or data, written, oral, or otherwise, owned or controlled by Company (information") and furnished to or acquired by Supplier under this Agreement, or in contemplation of this Agreement, shall remain Company's property. All copies of such Information in written, graphic, or other tangible form shall be returned to Company at its request. Unless such Information was previously known to Supplier free of any obligation to keep it confidential, or has been or is subsequently made public by Company or a third party, it shall be kept confidential by Supplier, shall be used only in performing under this Agreement, and may not be used for any other purposes except upon such terms as may be agreed upon between Supplier and Company in writing.

52.      FUNDED DEVELOPMENT/INTELLECTUAL PROPERTY

                  Supplier agrees not to engage and nor to perform for Company specific development or design work ("Development") without an advance written agreement defining ownership of the Development.

53.      SURVIVAL OF OBLIGATIONS

                  Company's and Supplier's obligations and warranties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, including, by way of illustration only and not limitation, those in the clauses COMPLIANCE WITH LAWS, RELEASES VOID, IMPLEADER, USE OF INFORMATION, FUNDED DEVELOPMENT/INTELLECTUAL PROPERTY, WARRANTY, INSURANCE, and INDEMNITY AND INFRINGEMENT, shall survive termination, cancellation, or expiration of this Agreement.

54.      RELEASES VOID

                  Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement, from employees. representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

55.      ASSIGNMENT

                  Except as set forth below, neither Company nor Supplier shall assign any right or interest under this Agreement and the Volume/Price Letter or (with respect to Supplier) under an Order issued pursuant to this Agreement (excepting monies due or to become due) or delegate any Work or other obligation to be performed or owed under this Agreement and the Volume/Price Letter or an Order either in whole or in part without the prior written consent of the other party which consent shall not be unreasonably withheld. Any attempted assignment or delegation in contravention of the above provisions shall be void and ineffective. Any assignment of monies shall be void and ineffective to the extent that (1) Supplier shall not have given Company at least thirty (30) days prior written notice of such assignment or (2) such assignment attempts to impose upon Company obligations to the assignee additional to the payment of such monies, or to preclude Company from dealing solely and directly with Supplier in all matters pertaining to this Agreement including the negotiation of amendments or settlements of charges due.

                  Notwithstanding the provisions set forth above, Company shall have the right to assign this Agreement and the Volume/Price Letter and to assign its rights and delegate its duties under this Agreement and the Volume Price Letter either in whole or in part, at any time and without Supplier's consent; provided however that such assignment shall only be permitted to an affiliate or subsidiary of Company having assets greater than [***]. Company shall give Supplier thirty (30) days prior written notice of any such assignment. The assignment shall neither affect nor diminish any rights or duties that Supplier or Company may then or thereafter have as to services or Material ordered by Company prior to the effective date of the assignment.

                  Upon the acceptance of the assignment and assumption of the duties under this Agreement and the Volume/Price Letter by the assignee, Company shall be released and discharged, to the extent of the assignment, from all further duties under this Agreement and the Volume/Price Letter as to services or Material not ordered by Company by the effective date of the assignment.

56.      CHOICE OF LAW

                  The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of New York excluding its choice of laws rules and excluding the Convention for the International Sale of Goods. The parties agree

-------------------
*Confidential Treatment Requested
that the provisions of Article 2 "Sales" of the New York Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of services, the lease or rental of equipment or Material, and the license of software. Supplier agrees to appear in any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement.

57.      COMPLIANCE WITH LAWS

                  Supplier and all persons furnished by Supplier shall at their own expense comply with all applicable laws, ordinances, regulations, and codes in their performance of this Agreement. Supplier and all persons furnished by Supplier shall at their own expense be responsible for identifying and obtaining any and all approvals (except for foreign country homologation and foreign country approvals or certifications as set forth under the clause COMPLIANCE WITH FEDERAL COMMUNICATIONS COMMISSION'S RULES AND REGULATIONS PARTS 15 AND 68), permits, licenses, certificates, insurance, inspections, or the like which may be required to perform their obligations under the Agreement including, but not limited to, any licenses required for export of Material Supplier agrees to indemnify and hold Company harmless from any loss or damage that may be sustained by Company by reason of Supplier's or Supplier's suppliers failure to do so.

58.      LICENSES

                  No licenses, express or implied, under any patents, copyrights, trademarks, or other intellectual property rights are granted by Company to Supplier under this Agreement or any contract or Order issued pursuant to this Agreement.

59.      IMPLEADER

                  Supplier shall not implead or bring an action against Company or its customers or the employees of either based on any claim by any person for personal injury or death to an employee of Company or its affiliates or their respective customers occurring in the course or scope of employment and that arises out of Material or services furnished under this Agreement.

60.      FORCE MAJEURE

                  Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement or Order to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, act or omission of carriers or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors ("force majeure conditions"). Notwithstanding the foregoing, Supplier's liability for loss or damage to Company's Material in Supplier's possession or control shall not be modified by this clause. If any force majeure condition occurs, the party delayed or unable to perform shall give immediate notice to the other party and the party affected by the other's delay or inability to perform may elect to:
(1) suspend this Agreement or Order for the duration of the force majeure condition and (i) at its option obtain elsewhere manufacturing or repair services to have been furnished under this

Agreement or Order and deduct from any commitment the quantity obtained or for which commitments have been made elsewhere and the Volume/Price levels set forth in the Volume Price Letter shall be adjusted to reflect the dollar amount purchased by Company from the other source or sources, and (ii) once the force majeure condition ceases, resume performance under this Agreement or Order with an option in the affected party to extend the period of this Agreement or Order up to the length of time the force majeure condition endured and/or (2) when the delay or nonperformance continues for a period of at least thirty (30) days, terminate, at no charge, the applicable Order or the part of it relating to Material not already shipped or Services not already performed. Unless written notice is given within forty-five (45) days after the affected party is notified of the force majeure condition, (1) shall be deemed selected.

61.      IDENTIFICATION

                  Supplier shall make no use of any identification of Company or its affiliated companies in its advertising or promotional efforts in reference to activities undertaken by Supplier under this Agreement without Company's prior written consent. The term "identification" includes any trade name, trademark, service mark, insignia, symbol, or any simulation thereof, and any code, drawing, specification, or evidence of Company's inspection. Supplier agrees to remove any such identification prior to any sale, use or disposition of Material or equipment rejected or not purchased by Company, and shall indemnify. Company, Lucent Technologies Inc. and its affiliated companies against any claim arising out of Supplier's failure to do so. This clause does not modify the USE OF INFORMATION clause.

62. COMPLIANCE WITH FEDERAL COMMUNICATIONS COMMISSION'S RULES AND REGULATIONS PARTS 15 AND 68

                  Material sold to, manufactured and/or repaired for Company hereunder for sale or use within the United States shall comply with the requirements of Parts 15 and 68 of the FCC Rules and Regulations. Material sold to, manufactured and/or repaired for Company hereunder for sale or use outside the United States shall comply with the requirements of those targeted countries. All countries not previously identified as acceptable by Supplier must be approved in advance by Supplier.

                  In the event that Supplier does not obtain such Agency approvals and/or certifications as required by law, Supplier agrees to indemnify and save Company harmless from any damages, liabilities, claims, or demands, costs, expenses (including but not limited to rework expressly necessary to bring Material into compliance) and reasonable attorney's fees which Company may incur on account thereof.

                  Nothing herein shall be deemed to diminish or otherwise limit Supplier's obligations under the clause WARRANTY clause of this Agreement.

63.      FIELD RETURNS (REPAIR SERVICE)

                  Supplier agrees to provide repair services on all Material ordered hereunder both during the term of, and for a period of five (5) years after the expiration of this Agreement. Company agrees to obtain a Return Material Authorization prior to returning the Material.

                  Field Returns are Material returned to Supplier that has been purchased by a customer and either used or not used. This Material may represent both defective and non-defective units. Supplier agrees to repair all Material, returning it to a state of repair whereby it will satisfy all terms and conditions of this Agreement, and applicable Orders. All Material furnished for repair will remain the property of Company. The interval for this repair shall not exceed seven (7) working days from receipt of product at Supplier's facility. The price and any new terms for Repairs not covered by this Agreement shall be mutually agreed upon by the parties. The price for these repairs shall be set forth in the applicable Orders.

                  Supplier agrees to identity all costs associated with this repair activity. Complete and accurate records will be maintained by Supplier so as to enable Company and Supplier to effectively evaluate this Field Return procedure.

                  Material repaired by Supplier shall have the repair completion date stenciled on the bottom of the base of Material or otherwise identified in a permanent manner at a readily visible location on Material as mutually agreed upon.

                  All invoices originated by Supplier for repair services must be clearly identified as such, and must contain a reference to Company's Order for these repair services. Further, the provisions of the clause SHIPPING AND BILLING, other than provisions relating to transportation charges with respect to Material repaired under warranty, shall apply to Supplier's return to Company of repaired Material. Company shall give Supplier six (6) months notice if Company decides to terminate repair services performed by Supplier.

64.      INITIALLY DEFECTIVE MATERIAL

                  "Initially Defective" as used in this clause shall mean any defective Material returned by Company within thirty (30) days from the date of sale to end-user. Such Initially Defective Material may be returned to Supplier by Company for replacement with risk of in transit loss or damage borne by and freight paid by Company.

                  Accompanying the Initially Defective Material will be a repair order, which will include the following:

                  (1) Identify Material as Initially Defective and contain a brief description of the defect, if possible.

                  (2) Identify whether Material is used.

                  (3) Ship-to address of Company.

                  In the event Supplier decides that Initially Defective Material should be replaced, and Supplier has a "Refurbishment Replacement Program" in place for Material, then Supplier shall ship a new replacement unit within seven (7) days of receipt of the defective Material. Supplier shall bear the transportation cost and risk of loss for the return of such Material. If Supplier does not have a "Refurbishment Replacement Program" currently in place, and then implements a program, Supplier shall notify Company within thirty (30) days and extend to Company the seven (7) day replacement provision for Initially Defective Material. Until Supplier implements the "Refurbishment Replacement Program", Supplier shall repair Initially Defective Material as set forth above.

                  After the initial thirty (30) day period for Company's return of defective Material to Supplier, defective Material shall be returned to Supplier by Company accompanied by the Repair Order, with risk of loss borne and freight paid by Company. At the option of Supplier, such Material will be repaired or replaced by Supplier at no cost to Company for in warranty returns.

                  Unless otherwise agreed upon, Supplier shall complete repairs and ship returned Material to Company within twenty (20) days of receipt of the defective Material. Supplier shall bear the cost of freight and assume the risk of loss for shipment to Company of repaired or replaced Material.

                  If Material returned to Supplier for repair as provided for in this clause is determined to be beyond repair, Supplier shall promptly so notify Company and, unless otherwise agreed to by Supplier and Company, ship replacement Material without charge within seven (7) days of receipt of in warranty Material if Supplier has a "Refurbishment Replacement Program" in place for Material. If Supplier does not have a "Refurbishment Replacement Program" currently in place, and then implements a program Supplier shall notify Company within thirty (30) days and extend to Company the seven (7) day replacement provision for in warranty Material. Until Supplier implements the "Refurbishment Replacement Programs, Supplier shall repair Initially Defective Material as set forth above.

                  Any Material which is repaired, modified, replaced, or otherwise serviced by Supplier shall be warranted as provided in the clause WARRANTY for the remainder of the warranty period or ninety (90) days after Material is shipped to Company, whichever is later (based upon the date repair, modification, or other service is completed and accepted by Company).

                  A repair and/or replacement report detailing the repairs or modification to all units returned by Company will be provided on a monthly basis.

65.      EPIDEMIC CONDITION

                  In the event that during the term of this Agreement and for one year after the last shipment date of Material hereunder, Company notifies Supplier (in accordance with the NOTICES clause) that Material shows evidence of an Epidemic Condition, Supplier shall prepare and propose a "Corrective Action Plan" (CAP) with respect to such Material within ten (10) working days of such notification, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). An extension of this time-frame is permissible upon mutual agreement of the parties.

                  Upon notification of the Epidemic Condition to Supplier, Company shall have the right to postpone shipments of unshipped Material by giving written notice of such postponement to Supplier, pending correction of the Epidemic Condition. Such postponement shall temporarily relieve Supplier of its shipment liability and Company of its shipment acceptance liability. Should Supplier not agree to the existence of an Epidemic Condition or should Company not agree to the Corrective Action Plan, then Company shall have the right to suspend all or part of its unshipped Orders without liability to Company until such time as a mutually acceptable solution is reached.

                  An Epidemic Condition, excluding potential safety hazards, will be considered to exist when one or more of the following conditions occur:

                  1. Failure reports or statistical sampling showing that three percent (3%) or more of any consecutive one hundred (100) units of Material delivered to Company or Company's customers are rejected for defective materials or workmanship; or repair reports indicate nonconformance for the same defect of five percent (5%) of the installed Material base.

                  2. Reliability plots of relevant data indicate that Material has actual Mean Time Between Failures (MTBF) of less than eighty (80%) percent of the MTBF stipulated in Specification for Material. The MTBF parameter of Material is defined as the total operation or power-on time of any population under observation ("T"), in hours, divided by the total number of critical failures ("n") that have occurred during the observed period. A critical failure is defined as a failure to operate per the requirements of Specification. The total operating time for a population is the summation of operating time of individual units in that population. MTBF is expressed as MTBF=T/n. An Epidemic Condition shall exist when data derived from populations being tracked confirms the condition with eighty (80%) percent statistical confidence.

                  3. Material Dead on Arrival ("DOA") failures exceed the Epidemic DOA failure rate which is defined as two percent (2%) of Material delivered to Company or Company's customer within a one (1) month period.

                  Only major functional visual/mechanical/appearance defects are considered for determining Epidemic Condition. Material could be either sampled, or at Company option, one hundred (100%) percent audited at Company warehouses, factories, or Company's customers' locations. If Material is sampled, the data must have eighty (80%) percent or better statistical confidence.

                  For the purpose of this Agreement, functional DOA shall not include Material for which no defect is found and shall be defined as any Material that during the test, installation or upon its first use fails to operate as expected or specified. Visual/mechanical/appearance DOA is defined as any Material containing one or more major defects that would make Material unfit for use or installation.

                  An Epidemic Condition shall not include failure due to customer misapplication, misuse, abuse, lightning, utilization of parts not approved by Supplier, or chain failures induced by internally or externally integrated subassemblies.

                  In the event that Supplier develops a remedy for the defect(s) that caused the Epidemic Condition and Company agrees in writing that the remedy is acceptable, Supplier shall:

                  (a) Incorporate the remedy in the affected Material in accordance with Engineering Change Control procedures or manufacturing procedures, as applicable, agreed to by the parties.

                  (b) Ship all subsequent Material incorporating the required modification correcting the defect(s) at no additional charge to Company; and

                  (c) Repair and/or replace at Supplier's option Material that caused the Epidemic Condition. In the event that Company incurs costs due to such repair and/or replacement, including but not limited to labor and shipping costs, Supplier shall reimburse Company for such costs, as mutually determined and agreed upon by both parties. Supplier shall bear such risk of in transit loss and damage for such repaired and/or replaced Material shipped to Company.

                  Supplier and Company shall mutually agree in writing as to the remedy's implementation schedule. Supplier agrees to utilize its best efforts to implement in accordance with agreed-upon schedule.

                  In the event that Supplier is unable to develop a mutually agreeable remedy, or does not adequately take into account the business interests of Company, as reasonably agreed by the parties, Company may (1) develop such remedy and implementation cost and risk of in transit loss and damage shall be allocated between the parties as set forth in this clause, and/or (2) cancel postponed Orders without liability and return all confirmed Material affected by such Epidemic Condition for full refund, payable by Supplier within thirty (30) days after receipt of returned Material (with risk of loss of in transit damage borne by Supplier) and Company shall have the right to adjust the Volume/Price levels set forth in the Volume/Price Letter to reflect the dollar amount being canceled, and/or (3) terminate this Agreement without further liability.

66.      TITLE TO PARTS FURNISHED BY COMPANY

                  All parts furnished by Company shall remain Company's property and be kept segregated and marked PROPERTY OF LUCENT TECHNOLOGIES INC. Supplier agrees to be responsible for any loss or damage to such parts while in Supplier's possession or under Supplier's control. Company may inspect, inventory, and authenticate the amount of parts that are furnished under this Agreement during Supplier's normal business hours. Supplier shall provide Company access to the premises wherein all such parts are located. Supplier shall at Company's option, return to Company or hold for Company's disposition any and all of such parts and any scrap produced remaining in Supplier's possession upon termination of this Agreement.

                  Supplier will not assert or file common law or statutory lien against parts furnished by Company, and hereby waives any such common law and statutory liens. Supplier shall, within ten (10) days of receipt of Company's parts, notify Company in writing of any claims for quantity variation in the parts furnished to Supplier.

                  Supplier shall store Company parts in protected areas approved by Company. In case of removal from one building to another, Supplier's responsibility for loss or damage shall continue and Supplier shall give Company advance notice in writing of the removal, except when the removal is required during Supplier's manufacturing process.

                  Supplier shall list parts furnished by Company on all documents covering manufactured and/or repaired Material shipped from Supplier to Company.

67.      TITLE TO SPECIAL TOOLING AND TEST EQUIPMENT

                  Special tooling and test equipment ("Tooling") furnished by Company for use by Supplier under this Agreement shall remain Company's property at all times, and Supplier shall:

                  (1) Be responsible for the safekeeping of Tooling and assume all risks of loss or damage to same, except for reasonable wear and tear.

                  (2) Maintain and use Tooling in accordance with all applicable local and country occupational safety and health requirements and other safety requirements, codes, or standards. Supplier agrees to indemnify and hold harmless Company from and against any and all losses, damages, claims, demands, suits, and liabilities (including reasonable attorney's fees) of any kind and nature whatsoever (including but not limited to claims resulting from injuries or death to persons or damage to property) in any way arising out of or resulting from the maintenance, ownership, possession, operation, use, condition, storage, or movement of Tooling or any accident in connection therewith.

                  (3) Permanently mark or if impracticable to do so then affix labeling stating that Tooling is the PROPERTY OF LUCENT TECHNOLOGIES INC.

                  (4) Store Tooling, when not in use, on racks or in sections of Supplier's plant marked PROPERTY OF LUCENT TECHNOLOGIES INC., and, in case of removal of all or any part of it from one building to another, Supplier's responsibility for loss or damage shall continue and Supplier shall give Company advance notice in writing of the removal, except when the removal is required during Supplier's manufacturing process.

                  (5) Use Tooling only in the manufacture and/or repair of Material furnished to Company, unless otherwise agreed in writing by Company, and deliver it to Company upon demand FOB Supplier's plant without additional charge for removal, packing, or crating.

                  (6) Repair or replace parts of Tooling as needed from time to time without charge to Company. This includes, among other things, adjusting, replaces punches or die sections, and sharpening and keeping tools in good working condition. At any time when Supplier proposes replacing the entire tool because (a) tool life has been expended or worn beyond economical repair, or (b) design changes by Company necessitate modification or complete replacement, Supplier shall first obtain Company's written approval, and the replacement Tooling shall be subject to the terms of this Agreement. Company shall bear the cost of components needed to repair its test equipment.

                  (7) Permit Company to inspect, inventory, and authenticate the account of Tooling furnished under this Agreement during Supplier's normal business hours. Supplier shall provide Company access to the premises where all such Tooling is located. The obligations assumed by Supplier with respect to Tooling as furnished under this Agreement are for the protection of Company's property. Supplier shall, at Company's option, return to Company or hold for Company's disposition any or all of such Tooling and associated drawings in Supplier's possession free of restrictions at (a) the completion of the applicable Order, if such tooling relates to such Order, or (b) termination of this Agreement.

68.      WARRANTY

                  Supplier warrants to Company that the Material furnished will be new product free from defects in design, material, and workmanship, and will conform to the Specifications, drawings, and samples referred to in this Agreement or any Order under this Agreement and will perform satisfactorily for a period of twenty-four (24) months or such longer period as may be agreed to from time to time from the date of delivery to Company. Supplier warrants that at time of delivery of the Material, such Material shall be free of any security interest or any other lien or any other encumbrance whatsoever. Supplier also warrants to Company that Services will be performed in a first class workmanlike manner. In addition, if Material furnished contains components subject to one or more manufacturer's warranties, Supplier hereby assigns such warranties to Company to the extent permissible. All warranties shall survive inspection, acceptance, and payment. Material not meeting the warranties will be repaired or replaced at no cost to Company.

                  At Company's option, defective or nonconforming Material will be returned to Supplier for repair or replacement at no cost to Company, with risk of in-transit loss and damage borne by Company and freight paid by Company. Unless otherwise agreed upon by Supplier and Company, Supplier shall complete repairs and ship the repaired Material within seven (7) working days of receipt of defective or nonconforming Material.

                  Supplier shall bear the risk of in-transit loss and damage and shall prepay and bear the cost of freight for shipments to Company of repaired or replaced Material.

                  Supplier should be contacted for a Return Material Authorization Number prior to the return of any Material.

69.      QUALITY

                  Supplier commits to ensure that all manufacturing and design operations which contribute to the design, development, production and services of Material remain ISO 9001 or 9002 certified and with respect to certain of Supplier's subcontractors, are on a plan to achieve such certification. Furthermore, Supplier will use its reasonable best efforts to attain and maintain acceptable ratings in any future quality programs as agreed to by the parties hereto.

70.      MEDIATION

                  If a dispute arises out of or relates to this Agreement or its breach and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through non-binding mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. If such dispute is not resolved by such mediation or either party elects to terminate such mediation, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate. During the pendency of the mediation, pricing for Material shall be held at the then existing levels.

71.      ENTIRE AGREEMENT

                  This Agreement shall incorporate any additional typed or written provisions on the front side of Company's Orders issued and accepted pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and this Agreement and the Order(s) and shall not be modified or rescinded, except by a writing signed by Supplier and Company. In the event of a conflict between this Agreement and the typed provisions on the Order, this Agreement shall prevail. All references in these terms and conditions to this Agreement or to work, services, Material, equipment, products, software or information furnished under, in performance of, pursuant to, or in contemplation of, this Agreement shall also apply to any Orders issued pursuant to this Agreement. Printed provisions on the reverse side of Company's Orders and all provisions on Supplier's forms shall be deemed deleted, alterations, addenda, or otherwise, shall be of no force and effect, unless expressly consented to by the parties in writing. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement. The term "Work" as used in this Agreement may also be referred to as "services."

AT&T PARADYNE CORPORATION                   LUCENT TECHNOLOGIES INC.


By:  /s/ W. Preston Granbery                By:  /s/ Carleton S. Fiorina
     -----------------------------               ------------------------------
Name:  W. Preston Granbery                  Name:  Carleton S. Fiorina
     -----------------------------               ------------------------------

Title:  Authorized Agent                    Title:  Vice President
     -----------------------------               ------------------------------
Date:  7/31/96                              Date:
     -----------------------------               ------------------------------

CAP ACQUISITION CORP.


By:  /s/ David M. Stanton
     -----------------------------
Name:  David M. Stanton
     -----------------------------
Title:  President
     -----------------------------
Date:  7/31/96
     -----------------------------

                                    EXHIBIT A



                          MATERIAL PRICE AND LEAD TIME



                                      [***]

-------------------
*Confidential Treatment Requested

                                    EXHIBIT B

                             MATERIAL ON CONSIGNMENT



                  The terms set forth herein (the "Consignment Arrangement") will govern any Material on Consignment ("Consigned Material") at a Company location, each as mutually agreed upon by Company and Supplier and as set forth in Schedule(s) in the form attached hereto.

                  1. TERM OF CONSIGNMENT ARRANGEMENT - The term of the Consignment Arrangement shall be specified in the acknowledged Consignment Purchase Order.

                  2. FOB - Consignment site.

                  3. MATERIAL MANAGEMENT - Supplier shall ship all Consigned Material via any nationally recognized carrier selected by Company and Supplier.

                  At the beginning of each 12 month period of this Consignment Arrangement or otherwise agreed to by Company and Supplier, Company shall issue to Supplier a "Master Purchase Order" for each Consigned Material. The Master Purchase Order shall contain Company's twelve (12) month good faith estimated annual usage for each Consigned Material. The estimated annual usage will be provided by the Company solely for administrative purpose and shall not constitute a commitment by the Company to purchase from Supplier the amount set forth in the estimated annual usage.

                  Each week the Company shall send to Supplier a Forecast (the "Weekly Consignment Forecast") for each Consigned Material. The Weekly Consignment Forecast shall contain an updated twelve (12) month forecast, including the Company's good faith weekly estimated requirements for a minimum of the next 26 weeks, for each Consigned Material. Such Forecast shall be issued by the Company solely for Supplier's Material planning purposes and shall not constitute a commitment by the Company to purchase from Supplier the amount of Material set forth in such Weekly Consignment Forecast. The Weekly Consignment Forecast may differ from the Master Purchase Order estimated annual usage. In addition, the Weekly Consignment Forecast shall (a) show the quantities delivered by Supplier that are currently in Consigned Material storage (as hereinafter defined) and (b) list by part number the amount of Material withdrawn by Company from Consigned Material storage during such week and the balance of such Consigned Material Storage. Supplier shall invoice Company each month for Consigned Material withdrawn by Company in the previous month.

                  Supplier shall review the Weekly Consignment Forecast and shall adjust Consigned Material Storage Stock support levels and Supplier's work in process as set forth herein for the mutually agreed to quantities. Supplier shall manufacture and ship enough Material into Consigned Material Storage so that Consigned Material Storage contains the following: one (1) week forecast plus a level of safety stock not to exceed the next three (3) weeks of Company's forecast for such part numbers based on the then current Weekly Consignment Forecast.

                  Supplier shall have the Material Management (which shall be based upon the Weekly Consignment Forecast) responsibility for Company's Consignment Site for the Consigned Material. Supplier shall be responsible for notifying Company of inventory fluctuations considered to be excessive by Supplier. If upside fluctuations are deemed excessive by Supplier, Supplier and Company shall work together on a delivery plan mutually agreeable to both parties.

                  Company's commitment to purchase Consigned Material shall be only those quantities withdrawn by Company from Consigned Material Storage and as set forth below. Returns to Consigned Material Storage must be with the prior written approval of Supplier.

                  If at any time during the twelve (12) month period covered by a Master Purchase Order, this Consignment Arrangement is terminated by either party as set forth below, or if Company changes its Weekly Consignment Forecast to eliminate or materially reduce the quantities forecasted under the Master Purchase Order, or if this Consignment Arrangement expires and is not renewed during the term of this Agreement, Company's liability to Supplier shall be to purchase the sum of the first four (4) weeks of gross forecasted amounts for such terminated, eliminated or materially reduced or expired items (as forecasted in the previous week's Weekly Consignment Forecast) and Supplier's work in process and/or raw materials and components. Company's liability for work in process and/or raw materials and components should not exceed the Supplier's Lead Time referenced on Exhibit A of gross forecasted amounts for such terminated, eliminated or materially reduced or expired items (as forecasted in the previous week's Weekly Consignment Forecast), Such total of gross forecasted amounts shall be referred to in this clauses as "Forecasted Material". For that portion of the Forecasted Material at Supplier's location, Company's obligation under this subsection shall be limited to the sum of (a) [***] and (b) [***], (i) [***] and (ii) [***] other customers in the ordinary course of business over a reasonable period of time); less [***] set forth in
(a) and (b) above. If requested by the Company, Supplier agrees to substantiate such costs and purchase Price with proof reasonable satisfactory to Company.

                  Upon such termination, elimination, material reduction or expiration the parties shall meet promptly to determine the finished Materials, work in process, components and raw materials for which Company is responsible as set forth above. Supplier shall, at Company's option and expense, ship to Company or scrap such finished Materials, work in process and raw materials and components for which Company is liable under this clause.

                  4. MATERIAL ON CONSIGNMENT - Supplier shall deliver the Consigned Material as set forth below:

                           a. Contact Person - The Company's contact person for
each Consignment Arrangement shall be set forth in Company's Weekly Consignment Forecast.

                           b. Consigned Material Storage - Upon receipt of each
shipment of Consigned Material, Company shall cause it to be placed in segregated storage ("Consigned Material Storage") at the Consignment Site partitioned or marked to evidence Supplier's

-------------------
*Confidential Treatment Requested
ownership and in such a way that the Consigned Material may be readily distinguished from other inventory by physical inspection. Supplier may physically inspect Consigned Material in Consigned Material Storage at mutually agreeable times during normal business hours. After such inspection, Supplier may invoice Company for any unaccounted for inventory of Consigned Material at the Price then in effect under this Agreement.

                           c. Title and Risk of Loss - Upon receipt of
Consignment Material, risk of loss of such lot shall pass to Company. Upon withdrawal of any item in such lot by Company from Consigned Material Storage, title to such item shall pass to Company and sale of that lot shall be deemed to occur.

                           d. Terms of Payment - Net 30 days.

                           e. Withdrawal from Consigned Material Storage -
Company may withdraw or cause to be withdrawn Consigned Material from Consigned Material Storage at any time. Company shall keep or cause to be kept records and report to Supplier weekly the quantities withdrawn and the balance of Consigned Material in Consigned Material Storage as set forth in the clause MATERIAL MANAGEMENT. Supplier's invoices for the Consigned Material shall be based upon such withdrawal reports. Supplier shall regularly replace quantities withdrawn to maintain mutually agreed upon stock support levels as set forth in the clause MATERIAL MANAGEMENT.

                           f. Shipping Information - Promptly after each
shipment of Consigned Material under this Agreement, Supplier shall furnish to Company and if Company so requests, to a designated party at the Consignment Site, a written report setting forth at least the following (i) Company's Order number; (ii) Consignment Destination; (iii) Origin location; (iv) Name of Carrier and Truck number (v) lot identification number of each lot; (vi) net weight of each lot; and (vii) description and quantity of Material in each lot.

                           g. Personal Property Taxes - Supplier shall be
responsible for the reporting and payment of personal property taxes, if any, on any Consigned Material in such Consigned Material Storage by Company, except state and local sale use taxes, as applicable.

                           h. Transportation Loss - As to loss of or damage to
Consigned Material which is reasonably apparent upon delivery from the carrier, Company shall cause the following to be done:

                                    (i) At time of delivery, mark the delivery
receipt before signing with appropriate exceptions describing the damage;

                                    (ii) At the time of delivery, request the
carrier to either inspect the loss or damage and forward to Supplier a signed exception report outlining the extent of loss or damage, or issue a written waiver of inspection and forward it to Supplier; and

                                    (iii) Within ten days after delivery,
inspect the damaged Material and notify Supplier whether Company will (a) accept it at a mutually agreed lower Price reflecting the transportation damage (if Supplier had the risk of loss), or (b) reject it. Rejected items shall be set aside by Company pending disposition by Supplier as soon as reasonably possible but no later than sixty days following delivery, after which time any such damaged Consigned Material remaining undisposed of shall be deemed to be abandoned and Company may dispose of it as it sees fit without any obligation to Supplier.

                  As to concealed transportation damage, if after withdrawal of any Consigned Material from Consigned Material Storage, Company discovers concealed transportation damage, Company shall notify Supplier within five days of such discovery, take reasonable steps to preserve evidence of how such damage occurred and take all actions provided in for (b)(iii) above. Where Consigned Material Storage is located on premises other than Company premises, Company shall direct the owner of such other premises to comply with the procedure set forth in this clause.

                  5. OPTION TO EXTEND - Company shall have the right to extend the period specified in the clause TERM OF CONSIGNMENT ARRANGEMENT with the consent of Supplier for up to six(6) months without any increase in Price by giving Supplier at least thirty (30) days prior written notice.

                  6. TERMINATION (Consignment Arrangement Only) - Either party may terminate the Consignment Arrangement with prior written notice of at least sixty (60) days. Upon receipt or sending such notice, as applicable, Supplier shall immediately stop work as specified in the notice. Company's liability to Supplier with respect to such termination shall be limited to the purchase of the quantities set forth in Clause 3 above, such quantities to be counted as of the termination date set forth in the notice.

                  7. CONSIGNMENT SERVICE PERFORMANCE - The Company intends to monitor the delivery performance of Supplier via special performance reports as set forth in the Clause SERVICE in the Supply Agreement. In addition, so long as Company complies with its obligations pursuant to Section 4, Material for Consignment purposes, Supplier shall strive to achieve or exceed [***] performance rating for percent of forecasted quantity on hand when measured.

-------------------
*Confidential Treatment Requested

                                    EXHIBIT C

                         PULL REPLENISHMENT ARRANGEMENT

                  The terms set forth herein (the "Pull Replenishment Arrangement") will govern any Material on Pull Replenishment at a Company location, each as mutually agreed upon by Company and Supplier.

                  1. TERM OF PULL REPLENISHMENT ARRANGEMENT - The term of the Pull Replenishment Arrangement shall be specified in the Pull Replenishment Purchase ("PRP") Order acknowledged by Supplier.

                  2. PULL REPLENISHMENT PROCESS - For Pull Replenishment Material, Company shall prepare and deliver to Supplier an annual PRP order(s) establishing the minimum release quantity for Material. On Monday of each week, Company shall provide Supplier with an updated twelve (12) month forecast, including the Company's reasonable and good faith estimated requirements for a minimum of the next twenty six (26) weeks, for each Pull Replenishment Material (the "Forecast"). Supplier will receive "Request to Ship" notices as Company uses Material and requires replenishment of Material. Supplier will deliver within two to three days of Supplier's receipt of the Request to Ship" 100% of the quantity designated in the "Request to Ship" notice. Supplier shall reference the annual PRP order number on its shipping and invoicing documents. The Forecast received weekly from Company shall be for planning purposes only and, except to the extent set forth below, shall not be deemed a commitment by the Company to purchase from Supplier the amount set forth in the Forecast. Company will acknowledge receipt of Material delivered in the prior week via the succeeding week's Forecast.

                  Supplier shall maintain (a) an inventory of inspected finished Pull Replenishment Material equal to the amount of such Material forecasted to be used by the Company during weeks one (1) through three (3) of the then current Forecast and (b) work in process and/or raw materials and components in the aggregate sufficient to manufacture such Pull Replenishment Material equivalent to weeks four (4) through eight (8) of then current Forecast. From time to time, the parties will review the foregoing levels of inventory, work in process and/or raw material and components and will negotiate on lower inventory levels, work in process and materials and components based on Supplier's satisfactory Pull Replenishment service performance.

                  Supplier shall review the weekly Forecast and make adjustments to Supplier's inspected inventory of Pull Replenishment Material, work in process and raw materials and components based upon increases/decreases in the Forecast. Supplier shall be responsible for notifying Company of inventory fluctuations considered to be excessive by Supplier. If upside fluctuations are deemed excessive by Supplier, Supplier and Company shall work together on a delivery plan mutually agreeable to both parties.

                  The Company's commitment for the purchase of Pull Replenishment Material shall be limited to (a) the quantities set forth in the "Request to Ship" notice of the Forecast and (b) the finished and inspected by Supplier inventory of Pull Replenishment Materials, work in process, raw materials and components as set forth above.

                  The Company's liability for the items above shall be limited to the sum of (a) [***]; (b) [***]; and (c) for [***].

                  3. TERMINATION OF PULL REPLENISHMENT ARRANGEMENTS - Company may at any time terminate any or all annual PRP orders, in whole or in part, upon thirty (30) days written notification to Supplier. Upon receipt of such notice, Supplier shall immediately stop work as specified in the notice to Supplier. Company liability to Supplier with respect to such termination shall be as set forth in paragraph 2 above. Upon such termination, the parties shall meet promptly to determine the finished Pull Replenishment Material, work in process and raw material and components for which Company is responsible as set forth above. Supplier shall, at Company's option and expense, ship to Company or scrap such finished Material, work in process and raw materials and components for which Company is liable under this Agreement.

                  4. PULL REPLENISHMENT SERVICE PERFORMANCE - The Company intends to monitor the delivery performance of Supplier via special performance report set forth in the clause SERVICE of the Supply Agreement. Supplier will strive to achieve or exceed the service goals established in the clause SERVICE.

-------------------
*Confidential Treatment Requested

                                    EXHIBIT D

                                  DEMAND - PULL

                  The terms set forth herein (the "Demand Pull Arrangement") will govern any Material on Demand Pull at a Company location, each as mutually agreed upon by Company and Supplier.

                  1. TERM OF DEMAND PULL ARRANGEMENT - The term of the Demand Pull Arrangement shall be specified in the Demand Pull purchase (DPP) order acknowledged by Supplier.

                  2. DEMAND PULL PROCESS - For Demand Pull Material, Company shall prepare and deliver to Supplier an annual DPP order(s). On Monday of each week, Company shall provide Supplier with an updated twelve (12) month forecast, including the Company's reasonable and good faith estimated requirements for a minimum of the next twenty six (26) weeks, for each Demand Pull Material (the "Forecast"). The Forecast may also contain authorization by Company to Supplier to ship within twenty-four hours and Supplier will deliver within the week of Supplier's receipt of the Forecast provided said Forecast is actually received on Monday, 100% of the quantity designated in the column entitled "Ship Action" to be received by Thursday of the current week. Supplier shall reference the annual DPP order number on its shipping and invoicing documents. The Forecast shall be for planning purposes only and except to the extent set forth below, shall not be deemed a commitment by the Company to purchase from Supplier the amount set forth in the annual DPP order or the Forecast. Company will acknowledge receipt of Material delivered in the prior week via the succeeding week's Forecast.

                  Supplier shall maintain (a) an inventory of inspected finished Demand Pull Material equal to the amount of such Material forecasted to be used by the Company during weeks one (1) through three (3) of the then current Forecast and (b) work in process and/or raw materials and components in the aggregate sufficient to manufacture such Demand Pull Material equivalent to weeks four (4) through eight (8) of then current Forecast. From time to time, the parties will review the foregoing levels of inventory, work in process and/or raw material and components and will negotiate on lower inventory levels, work in process and materials and components based on Supplier's satisfactory demand pull service performance.

                  Supplier shall review the weekly Forecast and make adjustments to Supplier's inspected inventory of Demand Pull Material, work in process and raw materials and components based upon increases/decreases in the Forecast. Supplier shall be responsible for notifying Company of inventory fluctuations considered to be excessive by Supplier. If upside fluctuations are deemed excessive by Supplier, Supplier and Company shall work together on a delivery plan mutually agreeable to both parties.

                  The Company's commitment for the purchase of Demand Pull Material shall be limited to (a) the quantities set forth in the "Ship Action" column of the Forecast and (b) the finished and inspected by Supplier inventory of Demand Pull Materials, work in process, raw materials and components as set forth above.

                  The Company's liability for the items above shall be limited to the sum of (a) the [***]; (b) [***]; and (c) [***]; less (d) [***] set forth in (a), (b), and (c) of this paragraph. If requested by the Company, Supplier will substantiate such costs and purchase prices with proof reasonably satisfactory to the Company.

                  3. TERMINATION OF DEMAND PULL ARRANGEMENTS - Company may at any time terminate any or all annual DPP orders, in whole or in part, upon thirty (30) days written notification to Supplier. Upon receipt of such notice, Supplier shall immediately stop work as specified in the notice to Supplier. Company liability to Suppliers with respect to such termination shall be as set forth in paragraph 2 above. Upon such termination, the parties shall meet promptly to determine the finished Demand Pull Material, work in process and raw material and components for which Company is responsible as set forth above. Supplier shall, at Company's option and expense, ship to Company or scrap such finished Material, work in process and raw materials and components for which Company is liable under this Agreement.

                  4. DEMAND PULL SERVICE PERFORMANCE - The Company intends to monitor the delivery performance of Supplier via special performance report set forth in the clause SERVICE. Supplier will strive to achieve or exceed the service goals established in the clause SERVICE of the Supply Agreement.

-------------------
*Confidential Treatment Requested

                                    EXHIBIT E

                  FLEXIBLE ORDERING AND PAYMENT SPECIFICATIONS

                  "How to Get Started on Electronic Procurement Communications with AT&T" dated May 1, 1995 is attached hereto and made part of this Attachment.